Exhibit 99.1

News Release
Public Storage
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com

For Release:	Immediately
Date:	June 25, 2010
Contact:	Clemente Teng
(818) 244-8080

Public Storage Announces Management Change in Operations

GLENDALE, California—Ronald L. Havner, Jr., President and Chief Executive Officer of Public Storage (NYSE:PSA), announced today that Mark C. Good, Senior Vice President and Chief Operating Officer, has decided for personal reasons to return to the San Francisco Bay area to pursue new business opportunities.  His departure from the Company is expected by year end.  “We thank Mark for his dedication to Public Storage and his efforts to improve our sales and service processes,” said Mr. Havner, who added, “We wish him the best in his future endeavors.”

Company Information

Public Storage, a member of the S&P 500 and The Forbes Global 2000, is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates self-storage facilities. The Company’s headquarters are located in Glendale, California.  At March 31, 2010, the Company had interests in 2,009 self-storage facilities located in 38 states with approximately 127 million net rentable square feet in the United States and 188 storage facilities located in seven Western European nations with approximately ten million net rentable square feet operated under the “Shurgard” brand.  The Company also owns a 41% common equity interest in PS Business Parks, Inc. (NYSE:PSB) which owned and operated approximately 20.5 million rentable square feet of commercial space, primarily flex, multi-tenant office and industrial space, at June 2, 2010.

Additional information about Public Storage is available on the Internet.  The Company’s web site is www.publicstorage.com.

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